UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2022

LUCID DIAGNOSTICS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40901	82-5488042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Grand Central Place, Suite 4600, New York, New York	10165
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 949-4319

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	LUCD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; Compensatory Arrangements of Certain Officers.

On March 18, 2022, the board of directors (the “Board”) of Lucid Diagnostics Inc. (the “Company”) appointed Shaun O’Neil as the Company’s Chief Operating Officer and Executive Vice President.

Mr. O’Neil, 40, has been serving as the Company’s Chief Commercial Officer since July 2018. Mr. O’Neil has also served as the Chief Operating Officer of PAVmed Inc. (NASD: PAVM) (“PAVmed”), which owns a majority of the outstanding capital stock of the Company, since February 2022, and as Chief Commercial Officer and Executive Vice President of Business Development of PAVmed since July 2018. Previously, from June 2011 to July 2018, Mr. O’Neil served in various roles of increasing responsibility for AngioDynamics (NASD: ANGO), first as Product Manager, then as Senior Product Manager and finally as Regional Business Manager. Before joining AngioDynamics, from October 2005 to June 2011, Mr. O’Neil served as a Product Manager and Sales and Service Engineer for Aycan Medical Systems. Mr. O’Neil earned his bachelor’s degree in business administration from Alfred University in 2004 and his master’s degree in business administration from Rochester Institute of Technology in 2011. Mr. O’Neil has not engaged in any transactions with the Company that are required to be reported pursuant to Item 404(a) of Regulation S-K.

On March 21, 2022, in connection with Mr. O’Neil’s appointment, the Company entered into an employment agreement (the “Employment Agreement”) with him.

The Employment Agreement provides for an initial term that expires on February 22, 2025, which will automatically renew for additional one-year terms, unless either the Company or Mr. O’Neil provides notice of non-renewal at least 60 days prior to the end of the then-current term. The Employment Agreement provides for an annual base salary of $150,000 and an annual performance bonus of up to 50% of his base salary in the preceding fiscal year, in the sole discretion of the Board or the compensation committee of the Board.

The Company may terminate Mr. O’Neil’s employment with “cause” (as such term is defined in the Employment Agreement) or without cause upon 30 days’ notice. Mr. O’Neil may terminate his employment with “good reason” (as such term is defined in the Employment Agreement) or without good reason upon 30 days’ notice to the Company. If Mr. O’Neil’s employment is terminated by the Company without cause or by him with good reason, he is entitled to receive his base salary through the date of termination and for a period of 12 months thereafter, a pro rata portion of his current year target bonus amount, all valid expense reimbursements, health insurance coverage for up to 12 months, and all accrued but unused vacation pay. If Mr. O’Neil’s employment is terminated due to his death or disability, he is entitled to his base salary through the date of termination, a pro rata portion of any current year target bonus amount, all earned but unpaid prior year annual bonuses, all valid expense reimbursements, and all accrued but unused vacation pay. If Mr. O’Neil’s employment is terminated by the Company with cause or by him without good reason, he will be entitled only to his base salary through the date of termination, all valid expense reimbursements and certain accrued but unused vacation pay.

The Employment Agreement contains provisions protecting the Company’s confidential information and contains provisions restricting Mr. O’Neil’s ability to compete with the Company during his employment and for a period of one year (or two years in the case of a change of control) thereafter. The non-compete provisions generally impose restrictions on (i) employment by, rendering services to, engaging in, or owning an interest in any competing business, (ii) employing or retaining employees or service providers of the Company and (iii) soliciting or accepting business from the Company’s customers or business partners for the benefit of a competing business, subject to certain conditions and limitations.

The Company also entered into its standard form of indemnification agreement with Mr. O’Neil.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Employment Agreement with Shaun O’Neil
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 23, 2022	LUCID DIAGNOSTICS INC.

	By:	/s/ Dennis McGrath
Dennis McGrath
Chief Financial Officer